Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: Terrence R. Thomas
or Jon M. Donnell
(614) 356-5000

Dominion Homes Reports Third Quarter Sales

DUBLIN, Ohio - October 8, 2004 - Dominion Homes, Inc. (NASDAQ: DHOM) reported homes delivered, sales and backlog for the three months and nine months ended September 30, 2004.

The Company delivered 820 homes during the three months ended September 30, 2004, a 3% decrease from the 844 homes delivered during the same period a year ago. Included in the third quarter 2004 sales and deliveries are 21 model homes, with a sales value of $3.5 million, which the Company leased back for use as sales models. During the nine months ended September 30, 2004, the company delivered 2,232 homes, a 3% increase from the 2,177 homes delivered during the first nine months of 2003.

The Company sold 598 homes during the three months ended September 30, 2004, a decrease of 17% from the 718 homes sold during the three months ended September 30, 2003. The sales value of the homes sold during the third quarter of 2004 also decreased 17% to $109.4 million compared to $131.5 million during the third quarter of 2003. For the nine months ended September 30, 2004, the Company sold 2,058 homes, a decrease of 17% from the 2,485 homes sold during the first nine months of 2003. The sales value of the homes sold during the first nine months of 2004 decreased 13% to $385.2 million compared to $444.6 million for the first nine months of 2003.

On September 30, 2004 the Company had a backlog of 845 sales contracts, with a sales value of $166.0 million, compared to a backlog of 1,326 sales contracts, with a sales value of $251.2 million, on September 30, 2003.

Third quarter 2004 financial results will be announced on November 3, 2004 and the Company will host a conference call on November 4, 2004 at 2:00 p.m. Eastern Time. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers distinct series of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 55 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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